Exhibit 21.1

Subsidiaries of the Registrant

Addentax Group Corp. was incorporated in the State of Nevada on October 28, 2014. The company operates through its wholly owned subsidiaries.

Company name	Place/date of incorporation	Principal activities
Yingxi Industrial Chain Group Co., Ltd. (“Yingxi Seychelles”)	Seychelles / August 04, 2016	Investment holding

Yingxi Industrial Chain Investment Co.,Ltd. (“Yingxi HK”)	Hong Kong / July 28, 2016	Investment holding

Qianhai Yingxi Texitile Garments Co., Ltd. (“WFOE”)	Guangdong Province, China /November 29, 2016	Investment holding

Shenzhen Qianhai Yingxi Industrial Chain Services Co., Ltd (“YX”)	Guangdong Province, China /January 29, 2016	Investment holding

Dongguan Heng Sheng Wei Garments Co., Ltd (“HSW”)	Guandong Province, China /May 15, 2009	Garment Manufacturing Business

Dongguan Yushang Clothing Co., Ltd (“YS”)	Guandong Province, China /July 03, 2019	Garment Manufacturing Business

Shantou Yi Bai Yi Garment Co., Ltd (“YBY”)	Guandong Province, China /December 17, 2019	Garment Manufacturing Business

Shenzhen Xin Kuai Jie Transportation Co., Ltd (“XKJ”)	Guangdong Province, China /September 28, 2001	Logistics Business

Shenzhen Yingxi Peng Fa Logistic Co., Ltd., (“PF”)	Guangdong Province, China /November 16, 2020	Logistics Business

Shenzhen Yingxi Tongda Logistic Co., Ltd (“TD”)	Guangdong Province, China /May 13, 2021	Logistics Business

Dongguan Yingxi Daying Commercial Co., Ltd. (“DY”)	Guangdong Province, China /August 13, 2019	Property Management & Subleasing Business